EXHIBIT 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNION STREET ACQUISITION CORP.

Pursuant to Section 245 of the

Delaware General Corporation Law

UNION STREET ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Union Street Acquisition Corp.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 18, 2006 (the “Certificate of Incorporation”).

3. This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by a joint written consent of the Directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“DGCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

ARTICLE ONE

The name of the corporation is Union Street Acquisition Corp. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business or purpose to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred and One Million (101,000,000), One Hundred Million (100,000,000) shares of which shall be designated Common Stock, par value of $0.0001 per share, and One Million (1,000,000) shares of which shall be designated Preferred Stock, par value of $0.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

B. Common Stock.

1. Voting Rights. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. There shall be no cumulative voting.

2. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors, subject to any provision of this Certificate of Incorporation, as it may be amended from time to time.

3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the Corporation available for distribution to its stockholders.

ARTICLE FIVE

Paragraphs A through F set forth below shall apply during the period commencing upon the closing of the initial public offering pursuant to an effective registration statement under the

Securities Act of 1933, as amended (the “1933 Act”), covering the offer and sale of units, each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock to the public (the “IPO”) and terminating upon the consummation of a Business Combination (the “Restricted Period”) and shall not be amended during such Restricted Period without the unanimous consent of the Corporation’s stockholders. For purposes hereof, a “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, stock purchase, asset acquisition or other similar type of transaction or a combination of any of the foregoing, of one or more operating businesses in the business services industry (a “Target Business”) having, collectively, a fair market value (as calculated in accordance with the requirements set forth below) of at least 80% of the balance in the Trust account (as defined below) at the time of such acquisition (including deferred underwriting discounts and commissions); provided, that any acquisition of multiple operating businesses shall occur contemporaneously with one another. For purposes of this Article, fair market value shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings, cash flow and book value. If the Board of Directors is not able to independently determine the fair market value of the Target Business, the Corporation shall obtain an opinion with regard to such fair market value from an unaffiliated, independent investment banking firm (an “Independent Financial Advisor”) that is a member of the National Association of Securities Dealers, Inc. (the “NASD”). The Corporation will not consummate a Business Combination with any entity that is affiliated with any of the Corporation’s stockholders immediately prior to the IPO unless the Corporation obtains an opinion from an Independent Financial Advisor that the Business Combination is fair to the Corporation’s stockholders from a financial perspective.

A. Immediately after the closing of the Corporation’s IPO, the amount of net offering proceeds as set forth in the Corporation’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “Registration Statement”) at the time it goes effective (including the proceeds of the private placement of the Corporation’s warrants to occur prior to the completion of the IPO, any exercise of the underwriter’s over-allotment option, as well as deferred underwriting discounts and commissions) shall be deposited and thereafter held in a trust account established by the Corporation (the “Trust Account”). Neither the Corporation nor any officer, director or employee of the Corporation shall disburse any of the proceeds held in the Trust Account until the earlier of (i) a Business Combination or (ii) the liquidation of the Corporation as discussed in Paragraph D below; in each case in accordance with the terms of the investment management agreement governing the Trust Account.

B. Prior to the consummation of a Business Combination, the Corporation shall submit the terms relating to such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the DGCL. A majority of the shares of Common Stock issued by the Corporation in connection with the IPO (the “IPO Shares”) voted at a meeting to approve a Business Combination shall be required to approve a Business Combination and authorize the consummation thereof; provided, however, that the Corporation shall not consummate a Business Combination if holders of 20% or more in interest of the IPO Shares vote against and demand that the Corporation convert such shares as described in paragraph C below.

C. Any holder of IPO Shares who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his or her IPO Shares into cash. If such a demand is made, in the event that a Business Combination is approved in accordance with paragraph B above and is consummated by the Corporation, the Corporation shall convert such shares into cash at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Account, inclusive of any interest thereon (net of taxes payable and the deferred underwriting discounts and commissions), calculated as of two business days prior to the proposed consummation of the Business Combination, by (ii) the total number of IPO Shares.

D. In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed within 18 months after the consummation of the IPO but the Business Combination was not consummated within such 18-month period (such later date being referred to as the “Termination Date”), the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares as of the Termination Date shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

E. A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only (i) in the event of a liquidation of the Corporation or (ii) a demand by such holder for conversion of his or her IPO Shares in accordance with paragraph C above. Except as may be required under applicable law, in no other circumstance shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

F. Unless and until the Corporation has consummated a Business Combination as permitted under this Article, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, stock purchase, asset acquisition or otherwise.

ARTICLE SIX

The Corporation is to have perpetual existence.

ARTICLE SEVEN

The Company Board of Directors will be comprised of a number of directors (the “Directors”) as established in the Bylaws. The holders of all Common Stock shall elect all Directors. Each Director shall be entitled to cast one vote with respect to each matter brought before the Company Board of Directors (or any committee of the Company Board of Directors) for vote. The Board of Directors shall be divided into three classes: Class A, Class B and Class C, respectively. The number of Directors in each class shall be as nearly equal as possible. The Directors of the Corporation on the date hereof shall determine their class. To the extent any additional Directors are elected or appointed prior to the Corporation’s first Annual Meeting of Stockholders, the Directors of the Corporation shall determine the class of any such additional Directors. The Directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the Directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the Directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each Annual Meeting of Stockholders thereafter, Directors elected to succeed those Directors whose terms expire in connection with such Annual Meeting of Stockholders shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. Except as the DGCL may otherwise require, in the interim between Annual Meetings of Stockholders or Special Meetings of Stockholders called for the election of Directors and/or the death, resignation or removal of one or more Directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

ARTICLE EIGHT

The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

A. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of Directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of Directors constituting the Board of Directors.

B. Election of Directors need not be by ballot unless the Corporation’s Bylaws so provide.

C. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Corporation’s Bylaws, as provided in the Corporation’s Bylaws.

D. The Directors in their discretion may submit any contract or act for approval or ratification at any Annual Meeting of Stockholders or at any Special Meeting of Stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of Directors’ interests, or for any other reason.

E. In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, notwithstanding, to the provisions of applicable law, this Certificate of Incorporation, and any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the Directors which would have been valid if such bylaw had not been made.

ARTICLE NINE

Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Company Board of Directors or in the Bylaws of the Corporation. Election of Directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE TEN

A. Indemnity for Third Party Actions. To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director of the Corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

B. Indemnity for Action by or in Right of Corporation. To the fullest extent permitted by applicable law, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such suit or action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

C. Effect of Repeal or Modification. Any repeal or modification of this Article shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE ELEVEN

A. Limitation of Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a Director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a Director.

B. Effect of Repeal or Modification. Any repeal or modification of this Article shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ARTICLE TWELVE

To the fullest extent permitted by Section 122 of the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to any Director of the Corporation. Without limiting the generality of the foregoing, the Corporation specifically renounces any rights the Corporation might have in any business venture or business opportunity of any Director or any of its affiliates, and no Director or any of its affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to the Corporation or otherwise account to the Corporation in respect of any such business ventures or opportunities. Furthermore, it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any Director to permit itself or one of its affiliates to engage in a business opportunity in preference or to the exclusion of the Corporation. Notwithstanding the foregoing, the Corporation does not renounce any interest or expectancy in a business opportunity that is presented to a Director of the Corporation solely in, and as a direct result of, his or her capacity as a Director of the Corporation, unless such opportunity is separately presented to any Director, in which case such Director shall be free to pursue such business opportunity.

ARTICLE THIRTEEN

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation. This Article Thirteen is subject to the requirements set forth in Article Five, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Five.

ARTICLE FOURTEEN

In furtherance and not in limitation of the powers conferred by statute, the Bylaws of the Corporation may be made, altered, amended or repealed by the stockholders of the Corporation or by a majority of the entire Board of Directors of the Corporation.

ARTICLE FIFTEEN

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE SIXTEEN

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE SEVENTEEN

The name and mailing address of the incorporator is Kevin J. Lavin, Esq., Arnold & Porter LLP, 1600 Tysons Boulevard, Suite 900, McLean, Virginia 22102.

* * * * * *

IN WITNESS WHEREOF, the undersigned has signed this Amended and Restated Certificate of Incorporation on August 3, 2006.

/s/ A. Clayton Perfall
Chief Executive Officer